August 4, 2008

Drew Caplan

902 Countryside Court

McLean, VA 22101

Dear Drew:

SkyTerra Communications, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel. This Letter Agreement and the Promissory Note attached as Appendix A hereto set forth the terms of the payment to you by the Company of a retention bonus in an aggregate amount equal to $350,000 (your “Retention Bonus”), which is subject to forfeiture and repayment under certain circumstances as described herein. This Letter Agreement and the form of agreement attached as Appendix B hereto sets forth the terms grant of restricted shares of the Company’s common stock pursuant to the Company’s 2006 Equity and Incentive Plan (the “Equity Plan”).

The Company will pay your Retention Bonus to you in two installments: the first installment of $175,000 will be paid on August 15, 2008, and the second installment of $175,000 will be paid on December 29, 2008(each such date, a “Payment Date”), subject to your continued employment with the Company as of each such Payment Date. Your Retention Bonus will be paid in cash, subject to applicable Federal, state, local and other withholding requirements.

If prior to August 15, 2010, your employment with the Company is terminated by the Company for Cause, as defined in the Equity Plan, or you terminate your employment with the Company for any reason or for no reason, you will repay to the Company that portion of the Retention Bonus that has previously been paid to you (without interest) within 30 days following actual termination. Further details of your repayment obligation are set forth in the Promissory Note. If prior to August 15, 2010, the Company terminates your employment other than for Cause, you will be entitled to retain any previously paid portion of the Retention Bonus but the Company will have no further obligation to pay any then unpaid portion of the Retention Bonus; provided, that for purposes of determining the Company’s obligation under this sentence of this Letter Agreement, the Company will be considered to have terminated your employment other than for Cause on the date on which the Company delivers notice of such termination of employment. If prior to August 15, 2010, your employment with the Company terminates because of your death or Disability (as defined in the Equity Plan), the Company will pay any then unpaid portion of the Retention Bonus to you or such beneficiaries on the applicable Payment Date.

In addition to the Retention Bonus, the Company has further determined to grant to you 50,000 shares of restricted common stock of the Company (your “Restricted Stock Grant”) pursuant to

SkyTerra Communications, Inc. 10802 Parkridge Boulevard, Reston, Virginia, 20191-4334

the Equity Plan. Your Restricted Stock Grant will vest in full on August 15, 2010, subject to the terms and conditions of the Equity Plan and the form of agreement attached hereto as Appendix B.

Finally, the Executive shall receive an annual (calendar year) bonus (the “Bonus”) for the calendar year 2008 and 2009 of 50% of the Executive’s Base Salary then in effect (the “Target Bonus”), subject to the Compensation Committee having the option to either (i) pay a smaller Bonus if the Boards determine that the Executive has failed to satisfactorily perform objectives mutually agreed upon by the Executive and the Chief Executive Officer of the Companies and, where such failure is capable of being cured, notifies the Executive in writing with a reasonable time period to cure, or (ii) pay a larger Bonus if the Compensation Committee determines that the Executive has exceeded performance expectations. The Bonus earned by the Executive for any calendar year shall be paid in a single lump sum in cash following the close of such calendar year and within ten (10) days of the Companies’ receipt of audited financials for such calendar year but in no event later than March 31st of the year following the year for which such Bonus earned.

Any notices required or permitted hereunder will be addressed to the Company at its principal offices, 10802 Parkridge Boulevard, Reston, Virginia, 20191, or you at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

This Letter Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any conflicts of law principles.

If you are in agreement with the terms of this Letter Agreement, the Promissory Note and the Restricted Stock Grant, please execute each of these documents in the space provided and return one copy to Trey Jones (Head of Human Resources) at the Company.

We appreciate your ongoing efforts on behalf of the Company.

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Scott Macleod
Name:	Scott Macleod

/s/ Drew Caplan
Name:	Drew Caplan
Executive